[Frontier Logo]

Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

FOR IMMEDIATE RELEASE

Contact
Steve Crosby	Brigid Smith
916-206-8198	203-614-5042
steven.crosby@frontiercorp.com	brigid.smith@frontiercorp.com

Search Less, Watch More For FREE.
Frontier Communications Kicks Off my fitv -- FREE New Internet-Based TV Service

Stamford, Conn., February 9, 2010 --  Sunday was the kick-off of Frontier Communications Corporation’s (NYSE:FTR) new site www.myfitv.com, a single source solution for the great video content, entertainment and news the Web offers – TV shows, sports, movies, news and more – along with local content.  In Rochester, N.Y., Cincinnati, Ohio, Sacramento, Calif. and Minneapolis/St. Paul, Minn., viewers saw a 30-second commercial with a simple, strong message: Search less, watch more. For free with my fitv from Frontier.

The new site, a single source to more than 100,000 titles, is available to anyone (Frontier customer or not) and offers viewers the easiest online access to the very best in entertainment.  The site showcases major networks, including ABC, NBC, CBS, Fox,  Food Network, Bravo, FX, Syfy, HGTV, National Geographic, Oxygen, Comedy Central, ESPN360 and TBS; classic, recently released and favorite movies; and sports programming that covers all seasons.  In some markets, my fitv offers news and content from local TV affiliate stations as well.

“my fitv reflects the disappearing lines between televisions, personal computers and mobile devices and the way time is shifting.  Today, consumers don’t have the time or patience to see programs at specific times, or to even sit through an entire program.  my fitv gives viewers control, and its unique user experience offers more than 100,000 titles and seamless search and navigation functions.  It’s all about search less and watch more,” says Maggie Wilderotter, Chairman and CEO of Frontier.

“At Frontier, the consumer experience and value are of paramount importance,” added Mrs. Wilderotter.  “my fitv is available to all and offers a great deal of free content.  If the content is available on the Web for free, then we offer it for free. If it’s not, then we offer a pay-per-view option through our partnership with Amazon.com,” she stated.  “The combination of high-quality, high-definition, free and video-on-demand paid content is accessible through a user interface grid that is designed to open up to the most free programming available.  We offer a unique consumer experience.”

To access my fitv, go to www.myfitv.com or to the Frontier Yahoo! portal page at www.frontier.my.yahoo.com.  “New content and enhancements are being added to the site all the time, " said Mrs. Wilderotter.  “We want to keep it fresh, interesting and robust.

“We will keep increasing quality entertainment options and saving viewers money. We are delighted to offer this outstanding Internet-based TV user experience. Stay tuned for more from Frontier!”

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) is a full-service communications provider and one of the largest local exchange telephone companies in the country serving rural areas and small and medium-sized towns and cities. Frontier is included in the S&P 500 Index. Frontier Communications offers telephone, television and Internet services, including wireless Internet data access, as well as bundled offerings, specialized bundles for small businesses and home offices, and data security solutions. Additional information about Frontier is available at www.frontier.com.

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